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                                                                     Exhibit 5.1

                         [LETTERHEAD OF ROPES & GRAY]


                                              June 5, 2001

Riverstone Networks, Inc.
5200 Great America Parkway
Santa Clara, CA 95054


Ladies and Gentlemen:

     This opinion is furnished to you in connection with the Registration Statement on Form S-1 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offer of Riverstone Networks, Inc., a Delaware corporation (the "Company"), to repurchase outstanding options for, as of May 29, 2001, 26,984,550 shares of its Common Stock, par value $0.01 per share (the "Shares"), granted under its 2000 Equity Incentive Plan (Amended and Restated) (the "Plan").

     We have acted as counsel for the Company in connection with the filing of the Registration Statement. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

     We express no opinion as to the applicability or compliance with or effect of Federal law or of the law of any jurisdiction other than The Commonwealth of Massachusetts and the General Corporation Law of the State of Delaware.

     Based on the foregoing, we are of the opinion that when, and if, the Shares have been issued and sold and the consideration therefor received in accordance with the terms of the Plan, such Shares will be duly authorized, legally issued, fully paid and nonassessable. It is understood that this opinion is rendered only as of the date first written above.

     We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Legal Matters."

                         Very truly yours,

                         /s/ Ropes & Gray

                         Ropes & Gray